Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alpha and Omega Semiconductor Limited (the “Company”) of our report dated August 23, 2024 (August 28, 2025, as to the effects of the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, described in Note 13), relating to the consolidated financial statements, and the financial statement schedule of the Company, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ Baker Tilly US, LLP

Santa Clara, California
August 27, 2026